Exhibit 99.1

New WordLogic Revenue Strategy Targets TV and Online Retail Sales

Press Release Source: WordLogic Corporation On Thursday April 29, 2010, 10:56 am EDT

VANCOUVER, April 29 /PRNewswire-FirstCall/ -- WordLogic Corporation (OTC Bulletin Board:WLGC.ob - News), a leading-edge technology company developing advanced methods of text and information entry, has started production on two 15-minute infomercials and two 2-minute infomercials, reports Frank Evanshen, CEO of WordLogic Corporation (WLGC).  "These commercials will promote the availability of WordLogic's patented technology for direct purchase by the American public starting in May 2010," says Mr. Evanshen.

"WordLogic will be selling its desktop version, which is available in seven languages on disk or USB flash drive," says Mr. Evanshen. "The software is also available in text-to-speech format, which acts as a language tool. WordLogic software gives individuals the tools to elevate their communication skills. It provides the user the ability to input customized text as well as larger forms of text for faster data entry."

Target markets for the WordLogic speedy predictive text entry software include government agencies, corporate and institutional IT departments, plus any government or nongovernmental entity seeking to improve employee efficiency and reduce such workplace repetitive motion injuries as Carpal Tunnel Syndrome. This is in addition to the US consumer public, says Mr. Evanshen.

The infomercials are being produced by Florida-based Advidea Inc.

In the past six months, WordLogic was granted two patents by the US Patent Office on its multiplatform predictive text software, which covers not only current products but also many new applications now under consideration.

Vancouver, BC-based WordLogic (wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications.  WordLogic is developing advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers.

Company information: Head office: 650 West Georgia Street, STE 2400, Vancouver, BC, Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.